CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the accompanying registration statement on Form S-8, of our report dated August 7, 2000, relating to the June 30, 2000 financial statements of Videoplex, Inc., appearing in the annual report of Videoplex, Inc. (currently known as MTN Holdings, Inc.) on Form 10-KSB for the year ended June 30, 2000.

/s/ Pritchett, Siler & Hardy, P.C.



PRITCHETT, SILER & HARDY,  P.C.

Salt Lake City, Utah
August 10, 2001